EXHIBIT 23.1

Consent of Independent Accountants

To Board of Directors
Front Range Capital Corporation

     We consent to the use in the Form 10-QSB of Front Range Capital Corporation for the quarterly period ended June 30, 2003 our report dated August 5, 2003 relating to the consolidated balance sheet of Front Range Capital Corporation and subsidiaries as of June 30, 2003 and the related consolidated statements of income, comprehensive income and cash flows for the three-month period and six-month periods then ended.

/s/ Fortner, Bayens, Levkulich & Co., P.C.

Denver, Colorado
August 13, 2003